Exhibit 5.1

April 1, 2021

Creative Realties, Inc.

13100 Magisterial Drive, Suite 100

Louisville, KY 40223

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Creative Realities, Inc., a Minnesota corporation (the “Company”), in connection with registration on the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-________) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), of the resale by the selling securityholders named therein (the “Selling Securityholders”) of an aggregate of 2,197,350 shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”). The Shares are comprised of (i) 97,144 shares of Common Stock outstanding on the date hereof (the “Disbursed Escrow Conversion Shares”), and (ii) up to 2,100,206 shares of Common Stock issuable pursuant that certain Amended and Restated Loan and Security Agreement by and among the Company, its subsidiaries and Slipstream Communications, LLC (the “Amended and Restated Credit Agreement”)(the “Payment Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that, in our opinion, (i) the Disbursed Escrow Conversion Shares are validly issued, fully paid and nonassessable, and (ii) the Payment Shares, when issued in accordance with the terms of the Amended and Restated Credit Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ MASLON LLP